SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest event reported): November 6, 2001

E Com Ventures, Inc.
(Exact name of registrant as specified in its charter)

Florida	0-19714	65-0977964

(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11701 N.W. 101st Road, Miami, Florida 33178
(Address of principal executive offices)

Registrant’s telephone number, including area code: (305) 889-1531

Item 5. Other Events

     On November 6, 2001, Ilia Lekach, Chairman and Chief Executive Officer of the Company, made a proposal to the Company’s board of directors calling for a going private transaction in which public shareholders of the Company would receive $1.00 in cash per outstanding share of common stock. In making his offer, Mr. Lekach indicated that he is in discussions with financing sources.

     The Company’s board of directors has formed a special committee of independent directors to evaluate the proposal and the Company’s other strategic alternatives. The special committee has been authorized to retain legal and financial advisors to assist in the evaluation. Any transaction would be subject to approvals by the special committee and the board of directors, receipt of a fairness opinion, shareholder approval, the availability of financing, the negotiation of mutually satisfactory definitive agreements and other customary conditions. There can be no assurance that any agreement relating to the proposal will be reached or that any transaction will be consummated.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

None

SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized and this 13th day of November, 2001.

E COM VENTURES, INC.

By: /s/ A. Mark Young

A. Mark Young

Chief Financial Officer

3